SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2009
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082 (Commission File Number)	84-1568247 (IRS Employer Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Item 3.02 Unregistered Sales of Equity Securities
Item 3.03 Material Modification to Rights of Security Holders
Item 4.01 Changes in Registrant's Certifying Accountant
Item 5.01 Change in Control of Registrant
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.
Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits
EXHIBIT INDEX
EX-3.1
EX-3.2
EX-4.1
EX-4.2
EX-14.1
EX-16.1
EX-23.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

Item 1.01.	Entry Into Material Definitive Agreement
Background
     On February 25 2009, Replidyne, Inc., a Delaware corporation (“Replidyne”), completed its business combination with Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-MN”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne (“Merger Sub”), and CSI-MN (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into CSI-MN, with CSI-MN continuing after the merger as the surviving corporation and a wholly owned subsidiary of Replidyne. At the effective time of the merger, Replidyne changed its name to Cardiovascular Systems, Inc. (“CSI”) and CSI-MN changed its name to CSI Minnesota, Inc. Following the merger of Merger Sub with CSI-MN, CSI-MN merged with and into CSI, with CSI continuing after the merger as the surviving corporation. Unless the context otherwise requires, all references herein to “CSI” and the “Company” refer to CSI following the completion of the merger and the name change, all references to “Replidyne” refer to Replidyne prior to the completion of the merger and the name change, and all references to “CSI-MN” refer to CSI-MN prior to the completion of the merger and its name change.
     Immediately prior to the merger:
•	each share of CSI-MN’s Series A convertible preferred stock automatically converted into approximately 1.005 shares of CSI-MN’s common stock;

•	each share of CSI-MN’s Series A-1 convertible preferred stock automatically converted into approximately 1.032 shares of CSI-MN’s common stock; and

•	each share of CSI-MN’s Series B convertible preferred stock automatically converted into approximately 1.010 shares of CSI-MN’s common stock.
At the effective time of the merger, each outstanding share of CSI-MN’s common stock, including each share issuable upon conversion of CSI-MN Series A, Series A-1 and Series B convertible preferred stock in accordance with the ratios described above, was converted into the right to receive 0.647 shares of CSI common stock.
     Immediately prior to the merger, warrants to purchase shares of CSI-MN Series A and Series B convertible preferred stock were converted into warrants to purchase shares of CSI-MN common stock according to the conversion ratios set forth above. Each option and warrant to purchase CSI-MN common stock outstanding at the effective time of the merger was assumed by CSI at the effective time of the merger. Each such option or warrant became an option or warrant, as applicable, to acquire that number of shares of CSI common stock equal to the product obtained by multiplying the number of shares of CSI-MN common stock subject to such option or warrant by 0.647, rounded down to the nearest whole share of CSI common stock. Following the merger, each such option or warrant has a purchase price per share of CSI common stock equal to the quotient obtained by dividing the per share purchase price of CSI-MN common stock subject to such option or warrant by 0.647, rounded up to the nearest whole cent.
     In accordance with the terms of the merger agreement, immediately after the merger, current stockholders of Replidyne, together with holders of Replidyne options and warrants, were expected to own or have the right to acquire between 16.3% and 17.0% of the combined company, and current CSI-MN stockholders, optionholders and warrantholders were expected to own or have the right to acquire between 83.0% and 83.7% of the combined company, in each case assuming that Replidyne’s net assets at closing were between $35.0 and $37.0 million as calculated in accordance with the terms of the merger agreement, on a fully diluted basis using the treasury stock method of accounting for options and warrants.
     At closing, Replidyne’s net assets, as calculated pursuant to the terms of the Merger Agreement, were $37.0 million. As of immediately following the effective time of the merger, former CSI-MN stockholders owned approximately 80.2% of the outstanding common stock of CSI, and Replidyne stockholders owned approximately 19.8% of the outstanding common stock of CSI. Options exercisable for a total of 5,681,974 shares of CSI-MN common stock (equivalent to a total of 3,676,208 shares of CSI common stock) and warrants exercisable for a total of 4,836,051 shares of CSI-MN common stock (equivalent to a total of 3,128,740 shares of CSI common stock) were assumed by CSI in connection with the merger.
     CSI’s common stock has been accepted for listing on the Nasdaq Global Market under the symbol “CSII” and trading commenced on February 26, 2009. As of February 25, 2009, immediately following the consummation of the merger, there were approximately 13.7 million shares of CSI common stock issued and outstanding. The full text of CSI’s press release dated February 25, 2009 announcing the completion of the merger is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     On February 25, 2009, following the effective time of the merger, the board of directors of CSI approved a merger with CSI’s wholly-owned subsidiary, CSI-MN, pursuant to which CSI-MN was merged with and into CSI.
Material CSI-MN Agreements
     Following the completion of the merger, the following material CSI-MN agreements and arrangements became material agreements and arrangements of CSI:
Margin Loan
     On August 21, 2008, CSI-MN obtained a margin loan from UBS Bank USA, with maximum borrowings available of $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank in its sole discretion The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will require us to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of our auction rate securities (“ARS”) may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then we must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. From August 21, 2008, the date this loan was initially funded, through the date of this Form 8-K, the margin requirements included maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require us to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. CSI-MN has maintained the margin requirements under this loan. The outstanding balance on this loan at December 31, 2008 was $22.7 million.
Acceptance of UBS Settlement
     On November 7, 2008, CSI-MN accepted an offer from UBS AG (“UBS”), providing rights related to its ARS (such rights shall be referred to as the “Rights”). CSI acquired the ARS and the Rights as a result of the Merger, as they were previously held by CSI-MN. The Rights permit CSI to require UBS to purchase its ARS at par value, which is defined for this purpose as the liquidation preference of the ARS plus accrued but unpaid dividends or interest, at any time during the period of June 30, 2010 through July 2, 2012. Conversely, UBS has the right, in its discretion, to purchase or sell CSI’s ARS at any time until July 2, 2012, so long as CSI receives payment at par value upon any sale or disposition. CSI expects to sell its ARS under the Rights. However, if the Rights are not exercised before July 2, 2012 they will expire and UBS will have no further rights or obligation to buy the Company’s ARS. So long as CSI holds ARS, they will continue to accrue interest as determined by the auction process or the terms of the ARS if the auction process fails.
     UBS’s obligations under the Rights are not secured by its assets and do not require UBS to obtain any financing to support its performance obligations under the Rights. Furthermore, UBS will only purchase up to an aggregate of $10.3 billion in ARS from its institutional clients. UBS has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the Rights.
Loan and Security Agreement
     On September 12, 2008, CSI-MN entered into a loan and security agreement with Silicon Valley Bank with maximum available borrowings of $13.5 million. CSI assumed this agreement from CSI-MN in connection with the merger, and the guarantors acknowledged this assumption. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of our affiliates. The terms of each of these loans are as follows:
•	The $3.0 million term loan has a fixed interest rate of 10.5% and a final payment amount equal to 3.0% of the loan amount due at maturity. This term loan has a 36 month maturity, with repayment terms that include interest only payments during the first six months followed by 30 equal principal and interest payments. This term loan also includes an acceleration provision that requires us to pay the entire outstanding balance, plus a penalty ranging from 1.0% to 6.0% of the principal amount, upon prepayment or the occurrence and continuance of an event of default. As part of the term loan agreement, CSI-MN granted Silicon Valley Bank a warrant to purchase 13,000 shares of CSI-MN’s Series B convertible preferred stock at an exercise price of $9.25 per share (which was converted into a warrant to purchase 8,493 shares of CSI common stock at an exercise price of $14.16 per share). This warrant is immediately exercisable and has a term of ten years, and was assigned an accounting value of $75,000. The balance outstanding on the term loan at December 31, 2008 was $3.0 million.
•	The accounts receivable line of credit has a two year maturity and a floating interest rate equal to the prime rate, plus 2.0%, with an interest rate floor of 7.0%. Interest on borrowings is due monthly and the principal balance is due at maturity. Borrowings on the line of credit are based on 80% of eligible domestic receivables, which is defined as receivables aged less than 90 days from the invoice date along with specific exclusions for contra-accounts, concentrations, and government receivables. All accounts receivable receipts will be deposited into a lockbox account in the name of Silicon Valley Bank. The accounts receivable line of credit is subject to non-use fees, annual fees and cancellation fees. There was no balance outstanding on the line of credit at December 31, 2008.
•	One of the guaranteed term loans is for $3.0 million and the other guaranteed term loan is for $2.5 million, each with a one year maturity. Each of the guaranteed term loans has a floating interest rate equal to the prime rate, plus 2.25%, with an interest rate floor of 7.0% (effective rate of 7.0% at December 31, 2008). Interest on borrowings is due monthly and the principal balance is due at maturity. One of our directors, an entity affiliated with one of our directors and one of our affiliates agreed to act as guarantors of these term loans. In consideration for the guarantees, CSI-MN issued the guarantors warrants to purchase an aggregate of 458,333 shares of CSI-MN’s common stock at an exercise price of $6.00 per share (which were converted into warrants to purchase an aggregate of 296,539 shares of CSI common stock at an exercise price of $9.28 per share). The balance outstanding on the guaranteed term loans at December 31, 2008 was $5.5 million (excluding debt discount of $1.3 million).
     Borrowings from Silicon Valley Bank are collateralized by all of the Company’s assets, other than the Company’s ARS and intellectual property, and the investor guarantees. The borrowings are subject to prepayment penalties and financial covenants, including the Company’s achievement of minimum monthly net revenue goals. Any non-compliance by the Company under the terms of the Company’s debt arrangements could result in an event of default under the Silicon Valley Bank loan, which, if not cured, could result in the acceleration of this debt.
Real Property Lease
     CSI’s principal executive offices are located in a 47,000 square foot facility located in St. Paul, Minnesota. CSI assumed this lease from CSI-MN as a result of the merger. CSI has leased this facility through November 2012 with an option to renew through November 2017. This facility accommodates CSI’s research and development, sales, marketing, manufacturing, finance and administrative activities.

Item 1.02	Termination of a Material Definitive Agreement
Termination of Replidyne Officers
     Pursuant to the terms of the Merger Agreement, effective as of the effective time of the merger, the employment of the following Replidyne officers was terminated without cause: Kenneth Collins, president and chief executive officer; Mark Smith, chief financial officer; and Don Morrissey, senior vice president of corporate development. In connection with these terminations, CSI paid these former officers severance benefits due to them under their employment agreements with Replidyne dated April 4, 2006, as amended June 15, 2007. Pursuant to the employment agreements, because each executive’s employment was terminated without cause within one month before or 13 months following a change of control, each executive became entitled to the following additional benefits:
•	the equivalent of 12 months (or 18 months with respect to Mr. Collins) of the executive’s base salary as in effect immediately prior to the date of termination;
•	reimbursement for the cost of continued medical insurance coverage through the end of this 12 month period (or 18 month period with respect to Mr. Collins) or if earlier, the date on which the executive obtains alternative group health insurance; and
•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase Replidyne common stock.
     In addition, because each executive officer’s employment was terminated without cause within one month before or 13 months following a change of control of Replidyne, each executive officer was also entitled to payment of a bonus equal to the average of his annual bonus for the two years prior to such termination (or one and a half times the average of his annual bonus for the two years prior to such termination with respect to Mr. Collins).
     In addition to the severance benefits due to them under their employment agreements, Messrs. Smith and Morrisey also became entitled to receive certain retention bonuses in connection with the closing of the merger. On March 31, 2008, Replidyne entered into a retention bonus agreement with each of Messrs. Smith and Morrisey. Pursuant to the terms of the retention bonus agreements, Replidyne paid each of Mr. Smith and Mr. Morrissey a cash bonus in the amount of $100,000 in October 2008 because such executives remained employed by Replidyne through September 30, 2008. The retention bonus agreements provided for an additional cash bonus to each of Mr. Smith and Mr. Morrissey in an amount of not less than $100,000 and not greater than $150,000, which final amounts were determined by Replidyne’s board of directors to be $135,000.

     Pursuant to the terms of their employment agreements and retention bonus agreements, the Replidyne executive officers received the following severance payments in connection with the closing of the merger:

	Total Severance
	Payments and Change
	of Control Payments
	Pursuant to	Payments Pursuant
Name of Executive	Employment	to Retention Bonus
Officer	Agreements	Agreements	Total
Kenneth Collins	$564,375	$—	$564,375
Mark Smith	$317,400	$135,000	$452,400
Donald Morrissey	$286,800	$135,000	$421,800

Item 2.01	Completion of Acquisition or Disposition of Assets
     The information set forth in Item 1.01 under the section entitled “Background” of this Current Report on Form 8-K is incorporated herein by reference. The information regarding CSI-MN set forth in CSI-MN’s Registration Statement on Form 10 (Reg. No. 000-53478) filed with the Securities and Exchange Commission on December 17, 2008, CSI-MN’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, Replidyne’s Registration Statement on Form S-4 (Reg. No. 333-155887) filed with the Securities and Exchange Commission on January 26, 2009, and Replidyne’s Annual Report of Form 10-K for the year ended December 31, 2008, is also incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth in Item 1.01 above, under the titles “Material CSI-MN Agreements — Margin Loan” with respect to the UBS Bank loan and “Material CSI-MN Agreements — Loan and Security Agreement” with respect to the Silicon Valley Bank loan is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     The information set forth in Item 1.02 above, under the title “Termination of Replidyne Officers” is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities
     Concurrently with the execution of the Merger Agreement, the holders of approximately 68% of CSI-MN’s outstanding preferred stock, calculated on an as-converted to common stock basis, entered into an agreement with CSI-MN pursuant to which all outstanding shares of CSI-MN preferred stock were automatically converted into shares of CSI-MN common stock, effective as of immediately prior to the effective time of the merger. In consideration of the agreement of such stockholders, CSI-MN issued to the holders of CSI-MN preferred stock five-year warrants to purchase 3,499,877 shares of CSI-MN common stock (equivalent to a total of 2,264,264 shares of CSI common stock based on the conversion ratio set forth in the Merger Agreement) at an exercise price of $5.71 per share (equivalent to $8.83 per share based on the conversion ratio set forth in the Merger Agreement), pro rata to each such holder based on its percentage of the outstanding shares of CSI-MN preferred stock on an as-converted to common stock basis. Such warrants were issued immediately following the effectiveness of the conversion of all outstanding shares of CSI-MN preferred stock into CSI-MN common stock, but prior to the effective time of the merger. The warrants were issued by CSI-MN in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and were assumed by CSI in the merger.

     Also in connection with the merger, CSI assumed CSI-MN stock options to acquire an aggregate of 5,681,974 shares of CSI-MN common stock (equivalent to 3,676,208 shares of CSI common stock based on the conversion ratio set forth in the Merger Agreement) and CSI-MN warrants to acquire an aggregate of 4,836,051 shares of CSI-MN common stock (equivalent to 3,128,740 shares of CSI common stock based on the conversion ratio set forth in the Merger Agreement).
     The information set forth in item 5.02 of this Current Report on Form 8-K under the heading “Equity Incentive Plan and Awards — Post-Merger Awards to New Officers and Directors” is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders
Reverse Stock Split Amendment and Name Change Amendment
     On February 24, 2009, the stockholders of Replidyne approved an amendment to Replidyne’s restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Replidyne’s common stock whereby a number of outstanding shares of Replidyne’s common stock between and including one and 50, such number consisting only of whole shares, would be combined into one share of Replidyne’s common stock, with this exact number (the “Split Ratio”) within the range to be determined by Replidyne’s board of directors, subject to its obligation under the Merger Agreement to agree with CSI-MN on such determination. That same day, following stockholder approval of the reverse stock split amendment, Replidyne’s board of directors acted to set the Split Ratio at one for ten so that every ten shares of Replidyne common stock outstanding immediately prior to the reverse stock split converted into one share of Replidyne common stock, and adopted an amendment to Replidyne’s restated certificate of incorporation to effect the reverse stock split in accordance with the Split Ratio (the “Reverse Stock Split Amendment”). Replidyne’s board of directors also adopted an amendment to Replidyne’s restated certificate of incorporation changing Replidyne’s name from Replidyne, Inc. to Cardiovascular Systems, Inc. (such change in name, the “Name Change Amendment”). The Reverse Stock Split Amendment and the Name Change Amendment both became effective on February 25, 2009 and the common stock of Replidyne (now known as CSI) began trading on the Nasdaq Global Market on a post-reverse-split basis on February 26, 2009 under the new symbol “CSII.” The amendment to Replidyne’s restated certificate of incorporation is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.
Bylaw Amendments
     On February 25, 2009, following the effective time of the merger, the board of directors of CSI approved certain amendments to CSI’s amended and restated bylaws (the “Bylaw Amendment”). The Bylaw Amendment modifies the manner by which business may properly be brought before an annual or special meeting of the Company’s stockholders and the manner and circumstances in which CSI will indemnify and advance expenses to its directors and officers in connection with claims brought against them in their capacity as directors and officers of the company. A summary of the principal amendments to CSI’s amended and restated bylaws is set forth below.
     The Bylaw Amendment clarifies that, apart from submitting proposals and nominations in compliance with Rule 14a-8 under the Securities and Exchange Act of 1934 (the “Exchange Act”), the advance notice provisions of the Company’s Bylaws provide the exclusive means by which a stockholder may make nominations of directors or submit other business before an annual or special meeting of stockholders.
     The Bylaw Amendment also modifies the information required to be included in the stockholder notice to require, in addition to the name, address and stock ownership of the stockholder giving the notice, any other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal or nomination pursuant to Section 14 of the Exchange Act and a brief description of the business to be brought before the meeting, information with respect to the stockholder or such beneficial owner on whose behalf the nomination or proposal is submitted regarding (i) any derivative positions related to any class or series of the Company’s stock, (ii) any proxy, contract, arrangement or understanding relating to the voting of any of the Company’s securities, (iii) any short positions in the Company’s securities, (iv) any separate or separable dividend rights, (iv) any proportionate interest in the Company’s securities held by a limited or general partnership in which such stockholder or beneficial owner is, or owns an interest in, a general partner, and (v) any performance-related fees such stockholder or beneficial owner is entitled to based on the value of the Company’s securities. If the notice relates to business other than a director nomination, the Bylaw Amendment further requires the notice to set forth any material interest of the stockholder or the beneficial owner on whose behalf the proposal is submitted in such business and a description of all agreements between such stockholder and the beneficial owner on whose behalf the proposal is submitted, or any other person. If the notice relates to a director nomination, the Bylaw Amendment further requires the notice to describe any compensation or monetary arrangements or other material relationships during the previous three years between such stockholder and beneficial owner, or their affiliates, and each proposed nominee and such nominee’s affiliates, as well as any information that would be required to be disclosed pursuant to Rule 404 of Regulation S-K if the stockholder making the nomination or the beneficial owner on whose behalf the nomination is made were the registrant and the director nominee was a director of the Company. Finally, the Bylaw Amendment adds a requirement that any director nominee must submit a completed and signed questionnaire setting forth such nominee’s background and qualifications, an agreement of such nominee that such person is not and will not become a party to (i) any voting agreement with respect to the Company’s securities that has not been disclosed to the Company, (ii) any voting agreement that could limit such person’s ability to comply with such person’s fiduciary duties, or (iii) any compensatory arrangement with any party other than the Company with respect to service as a director of the Company that has not been disclosed to the Company, and a representation by such person that such person would be in compliance with and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines of the Company.
     The Bylaw Amendment also modifies the indemnification provision set forth in Article 11 of the amended and restated bylaws. Under the revised provisions, CSI is not obligated to indemnify any officer or director in connection with any proceeding brought by or on behalf of the Company against such director or officer that is authorized by CSI’s board of directors, except to the extent set forth in the new expense advancement section of the amended and restated bylaws. The new expense advancement section provides that CSI will indemnify each of its directors and officers against all expenses actually and reasonably incurred by such individual in connection with the defense of any proceeding or claim, but only to the extent that the director or officer is successful on the merits or otherwise, including, without limitation, the dismissal of any action without prejudice, or if it is ultimately determined that the director or officer is otherwise entitled to be indemnified against expenses. If the director or officer is partially successful on the merits or otherwise in defense of any proceeding, such indemnification will be apportioned appropriately to reflect the degree of the director’s or officer’s success in the proceeding.
     The foregoing summary of the Bylaw Amendment does not purport to be a complete description of the Bylaw Amendment and is qualified in its entirety by reference to the Bylaw Amendment, included as Exhibit 3.2 to this Current Report on Form 8-K and incorporated by reference as if fully set forth herein.
Stock Certificate
     On February 24, 2009, Replidyne’s board of directors adopted a new form of stock certificate representing CSI’s common stock after the effective time of the reverse stock split and merger. The form of stock certificate is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant
(a) Previous Independent Registered Public Accounting Firm
     Concurrent with the engagement of PricewaterhouseCoopers LLP described below, the CSI audit committee approved the dismissal of KPMG LLP (“KPMG”) as CSI’s principal accountant. KPMG’s audit reports on the financial statements of Replidyne, Inc. as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the financial statements of Replidyne, Inc. as of and for the year ended December 31, 2007 contained a separate paragraph stating that “as discussed in note 2 to the accompanying financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, effective January 1, 2006.” The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During Replidyne, Inc.’s two fiscal years ended December 31, 2008 and the subsequent interim period through February 25, 2009, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report, and there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. CSI has provided KPMG with a copy of the foregoing statements and has requested and received from KPMG a letter addressed to the

Securities and Exchange Commission stating whether or not KPMG agrees with the above statements. A copy of the letter from KPMG is attached as Exhibit 16.1 to this Current Report on Form 8-K.
(b) New Independent Registered Public Accounting Firm
     Prior to the merger, CSI-MN had engaged PricewaterhouseCoopers LLP as the principal accountant to audit CSI-MN’s financial statements. For accounting purposes, CSI-MN is deemed to have acquired Replidyne, Inc. pursuant to the transactions contemplated by the Merger Agreement, and the historical financial statements of CSI-MN are considered to be the historical financial statements of CSI after the merger. CSI engaged PricewaterhouseCoopers LLP as its new independent registered public accounting firm as of February 25, 2009. During the fiscal years ended December 31, 2007 and 2008 and through February 24, 2009, Replidyne, Inc. has not consulted with PricewaterhouseCoopers LLP regarding any of the matters described in item 304(a)(2)(i) or item 304(a)(2)(ii) of Regulation S-K.

Item 5.01	Change in Control of Registrant
     The information set forth in Item 1.01 under the section entitled “Background” of this Current Report on Form 8-K is incorporated herein by reference. The information regarding CSI-MN set forth in CSI-MN’s Registration Statement on Form 10 (Reg. No. 000-53478) filed with the Securities and Exchange Commission on December 17, 2008, in CSI-MN’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, and in Replidyne’s Registration Statement on Form S-4 (Reg. No. 333-155887) filed with the Securities and Exchange Commission on January 26, 2009, is also incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Pursuant to the terms of the Merger Agreement, effective as of the effective time of the merger, Kenneth Collins resigned from Replidyne’s board of directors, Kirk Calhoun resigned from Replidyne’s board of directors and audit committee; Geoffrey Duyk, M.D., Ph.D. resigned from Replidyne’s board of directors, compensation committee and governance and nominating committee; and Dan Mitchell resigned from Replidyne’s board of directors and compensation committee and governance and nominating committee. Edward Brown also resigned from Replidyne’s board of directors, but was reappointed to the CSI board effective as of the effective time of the merger. Augustine Lawlor also remains a member of CSI’s board of directors following the merger.
     In addition, pursuant to the terms of the Merger Agreement, effective as of the effective time of the merger, the following individuals were elected to CSI’s board of directors: David L. Martin, Brent G. Blackey, John H. Friedman, Geoffrey O. Hartzler, Roger J. Howe, Glen D. Nelson and Gary M. Petrucci. These individuals constituted all members of the CSI-MN board of directors except for Michael Kallok and Christy Wyskiel who both resigned from the CSI-MN board effective concurrent with the merger. Messrs. Brown, Lawlor and Petrucci are Class I directors, whose terms expire at the 2009 annual meeting of CSI’s stockholders, Messrs. Blackey, Friedman and Howe are Class II directors, whose terms expire at the 2010 annual meeting of CSI’s stockholders and Messrs. Nelson, Hartzler and Martin are Class III directors, whose terms expire at the 2011 annual meeting of CSI’s stockholders.
     In addition, effective as of the effective time of the merger, the compensation committee of CSI’s board of directors is comprised of Mr. Friedman, as the chairperson, Messrs. Petrucci, and Lawlor; the audit committee of CSI’s board of directors is comprised of Mr. Blackey, as the chairperson, Messrs. Hartzler and Lawlor; and the nominating and corporate governance committee of CSI’s board of directors is comprised of Mr. Hartzler, as the chairperson, and Messrs. Nelson and Brown.
     Finally, pursuant to the terms of the Merger Agreement, effective as of the effective time of the merger, the following Replidyne officers were terminated without cause from the following positions: Kenneth Collins, Replidyne’s president and chief executive officer; Mark Smith, Replidyne’s chief financial officer; and Donald Morrissey, Replidyne’s senior vice president of corporate development. In addition, pursuant to the terms of the Merger Agreement, effective as of the effective time of the merger, David L. Martin was appointed president and chief executive officer of CSI, Laurence L. Betterley was appointed chief financial officer, James E. Flaherty was appointed chief administrative officer and secretary, and Robert J. Thatcher was appointed executive vice president. These individuals constituted all of CSI-MN’s executive officers except for Michael Kallok who resigned as an executive officer of CSI-MN effective concurrent with the merger and entered into a consulting agreement with CSI to provide services following the merger.

     The following is a brief biographical summary for each of CSI’s new directors and its new President and Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Executive Vice President:
     David L. Martin, President, Chief Executive Officer and Director, Age 44. Mr. Martin has been CSI-MN’s President and Chief Executive Officer since February 2007, and a director since August 2006. Mr. Martin also served as CSI-MN’s Interim Chief Financial Officer from January 2008 to April 2008. Prior to joining CSI-MN, Mr. Martin was Chief Operating Officer of FoxHollow Technologies, Inc. from January 2004 to February 2006, Executive Vice President of Sales and Marketing of FoxHollow Technologies, Inc. from January 2003 to January 2004, Vice President of Global Sales and International Operations at CardioVention Inc. from October 2001 to May 2002, Vice President of Global Sales for RITA Medical Systems, Inc. from March 2000 to October 2001 and Director of U.S. Sales, Cardiac Surgery for Guidant Corporation from September 1999 to March 2000. Mr. Martin has also held sales and sales management positions for The Procter & Gamble Company and Boston Scientific Corporation. Mr. Martin currently serves as a director of AccessClosure, Inc. and Apieron Inc., two privately-held medical device companies.
     Laurence L. Betterley, Chief Financial Officer, Age 54. Mr. Betterley joined CSI-MN in April 2008 as its Chief Financial Officer. Previously, Mr. Betterley was Chief Financial Officer at Cima NanoTech, Inc. from May 2007 to April 2008, Senior Vice President and Chief Financial Officer of PLATO Learning, Inc. from June 2004 to January 2007, Senior Vice President and Chief Financial Officer of Diametrics Medical, Inc. from 1996 to 2003, and Chief Financial Officer of Cray Research Inc. from 1994 to 1996.
     James E. Flaherty, Chief Administrative Officer and Secretary, Age 55. Mr. Flaherty has been CSI-MN’s Chief Administrative Officer since January 14, 2008. Mr. Flaherty was CSI-MN’s Chief Financial Officer from March 2003 to January 14, 2008. As Chief Administrative Officer, Mr. Flaherty reports directly to CSI-MN’s Chief Executive Officer and has responsibility for information technology, facilities, legal matters, financial analysis of business development opportunities and business operations. Mr. Flaherty assisted with CSI-MN’s initial public offering process, including financial matters, and assisted with the transition of CSI-MN’s new Chief Financial Officer. As CSI-MN’s Chief Financial Officer, Mr. Flaherty had primary responsibility for the preparation of historical financial statements, but he no longer has any such responsibility. Prior to joining CSI-MN, Mr. Flaherty served as an independent financial consultant from 2001 to 2003 and Chief Financial Officer of Zomax Incorporated from 1997 to 2001. Mr. Flaherty served as Chief Financial Officer of Racotek, Inc. from 1990 to 1996, of Time Management Corporation from 1986 to 1990, and of Nugget Oil Corp. from 1980 to 1985. Mr. Flaherty was an accountant at Coopers & Lybrand from 1975 to 1980. On June 9, 2005, the Securities and Exchange Commission filed a civil injunctive action charging Zomax Incorporated with violations of federal securities law by filing a materially misstated Form 10-Q for the period ended June 30, 2000. The SEC further charged that in a conference call with analysts, certain of Zomax’s executive officers, including Mr. Flaherty, misrepresented or omitted to state material facts regarding Zomax’s prospects of meeting quarterly revenue and earnings targets, in violation of federal securities law. Without admitting or denying the SEC’s charges, Mr. Flaherty consented to the entry of a court order enjoining him from any violation of certain provisions of federal securities law. In addition, Mr. Flaherty agreed to disgorge $16,770 plus prejudgment interest and pay a $75,000 civil penalty.
     Robert J. Thatcher, Executive Vice President, Age 54. Mr. Thatcher joined CSI-MN as Senior Vice President of Sales and Marketing in October 2005 and became CSI-MN’s Vice President of Operations in September 2006. Mr. Thatcher became CSI-MN’s Executive Vice President in August 2007. Previously, Mr. Thatcher was Senior Vice President of TriVirix Inc. from October 2003 to October 2005. Mr. Thatcher has more than 29 years of medical device experience in both large and start-up companies. Mr. Thatcher has held various sales management, marketing management and general management positions at Medtronic, Inc., Schneider USA, Inc. (a former division of Pfizer Inc.), Boston Scientific Corporation and several startup companies.

     Brent G. Blackey, Director, Age 50. Mr. Blackey has been a member of CSI-MN’s board of directors since 2007. Since 2004, Mr. Blackey has served as the President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004 Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Mr. Blackey serves on the board of directors of Datalink Corporation, and also serves on the Board of Overseers for the University of Minnesota, Carlson School of Management.
     John H. Friedman, Director, Age 55. Mr. Friedman has been a member of CSI-MN’s board of directors since 2006. Mr. Friedman is the Managing Partner of the Easton Capital Investment Group, a private equity firm. Prior to founding Easton Capital, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a $200-million private equity fund geared towards expansion financings and recapitalizations, from 1989 to 1992. Prior to joining Security Pacific, Mr. Friedman was a Managing Director and Partner at E.M. Warburg, Pincus & Co., Inc. from 1981 to 1989. Mr. Friedman has also served as a Managing Director of Atrium Capital Corp., an investment firm. Mr. Friedman currently serves on the board of directors of Trellis Bioscience, Inc., Xoft, Inc., Sanarus Inc., Genetix Pharmaceuticals, Inc., PlaySpan Inc. and Experimed Bioscience, Inc., all of which are privately-held companies. Mr. Friedman is also Co-Chairman of the Cold Spring Harbor President’s Council.
     Geoffrey O. Hartzler, M.D., Director, Age 62. Dr. Hartzler has been a member of CSI-MN’s board of directors since 2002. Dr. Hartzler commenced practice as a cardiologist in 1974, serving from 1980 to 1995 as a Consulting Cardiologist with the Mid America Heart Institute of St. Luke’s Hospital in Kansas City, Missouri. Dr. Hartzler has co-founded three medical product companies including Ventritex Inc. Most recently he served as Chairman of the Board of IntraLuminal Therapeutics, Inc. from 1997 to 2004 and Vice Chairman from 2004 to 2006. Dr. Hartzler has also served as a consultant or director to over a dozen business entities, some of which are medical device companies.
     Roger J. Howe, Ph.D., Director, Age 66. Dr. Howe has been a member of CSI-MN’s board of directors since 2002. Over the past 22 years, Dr. Howe has founded four successful start-up ventures in the technology, information systems and medical products business sectors. Most recently, Dr. Howe served as Chairman of the Board and Chief Financial Officer of Reliant Technologies, Inc., a medical laser company, from 2001 to 2005. From 1996 to 2001, Dr. Howe served as Chief Executive Officer of Metrix Communications, Inc., a business-to-business software development company that he founded. Dr. Howe currently serves on the boards of directors of Stemedica Cell Technologies, Inc., BioPharma Scientific, Inc., and America’s Back & Neck Clinic, Inc., all of which are privately-held companies.
     Glen D. Nelson, M.D., Director, Age 71. Dr. Nelson has been a member of CSI-MN’s board of directors since 2003 and CSI-MN’s Chairman since August 2007. Dr. Nelson was a member of the board of directors of Medtronic, Inc. from 1980 until 2002. Dr. Nelson joined Medtronic as Executive Vice President in 1986, and he was elected Vice Chairman in 1988, a position held until his retirement in 2002. Before joining Medtronic, Dr. Nelson practiced surgery from 1969 to 1986. Dr. Nelson was Chairman of the Board and Chief Executive Officer of American MedCenters, Inc. from 1984 to 1986. Dr. Nelson also was Chairman, President and Chief Executive Officer of the Park Nicollet Medical Center, a large multi-specialty group practice in Minneapolis, from 1975 to 1986. Dr. Nelson is on the board of directors of DexCom, Inc. and The Travelers Companies, Inc., both publicly-held companies, and also serves as a director for ten private companies.
     Gary M. Petrucci, Director, Age 67. Mr. Petrucci has been a member of CSI-MN’s board of directors since 1992. Since August 2006, Mr. Petrucci has been Senior Vice President — Investments at UBS Financial Services, Inc. Previously, Mr. Petrucci was an Investment Executive with Piper Jaffray & Co. from 1968 until Piper Jaffray’s retail brokerage unit was sold to UBS Financial Services in August 2006. Mr. Petrucci served on the board of directors of Piper Jaffray & Co. from 1981 to 1995. Mr. Petrucci achieved the Fred Sirianni Award 14 times since the award began 25 years ago honoring the top producing Investment Executive at Piper Jaffray. In January 2005, this award was renamed in his honor. Mr. Petrucci received the 2002 Outstanding Alumni award from St. Cloud State University. Mr. Petrucci is serving as a member on the boards of directors of America’s Back & Neck Clinic, Inc., National Urology Board, Stemedica Cell Technologies, Inc. and the University of Minnesota Landscape Arboretum.
Employment Agreement with David L. Martin
     David L. Martin is employed as CSI’s president and chief executive officer under an Employment Agreement with CSI-MN dated December 19, 2006, which was assumed by CSI in connection with the closing of the merger. Mr. Martin’s employment agreement provides that his annual base salary for calendar 2007 would be $370,000 and that his base salary for subsequent years shall be determined by the board of directors, and is eligible to receive an annual incentive bonus equal to 25% of his base salary in 2007, and 50% of his base salary in 2008 and 2009, earned and payable according to the achievement of performance goals as shall be agreed between Mr. Martin and the board of directors. Mr. Martin’s current base salary is $395,000.
     Under the terms of the employment agreement with Mr. Martin, CSI will pay Mr. Martin an amount equal to 12 months of his then current base salary and 12 months of CSI’s share of health insurance costs if Mr. Martin is terminated by CSI without cause, or if Mr. Martin terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Martin that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Martin’s base salary without his consent, or CSI’s failure to provide Mr. Martin the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Martin is required to execute a release of claims agreement in favor of CSI.
Employment Agreement with Laurence L. Betterley
     Laurence L. Betterley is employed as CSI’s chief financial officer under an Employment Agreement with CSI-MN dated April 14, 2008, which was assumed by CSI in connection with the closing of the merger. Mr. Betterley’s employment agreement provides that his annual base salary shall initially be $225,000, and that his base salary for subsequent years shall be determined by the board of directors. Mr. Betterley’s employment agreement further provides that he is eligible to receive an annual bonus equivalent to up to 40% of his annual base salary, as determined by the board of directors in its sole discretion. Mr. Betterley’s current base salary is $250,000.
     Under the terms of the employment agreement with Mr. Betterley, CSI will pay Mr. Betterley an amount equal to 12 months of his then current base salary and 12 months of CSI’s share of health insurance costs if Mr. Betterley is terminated by CSI without cause, or if Mr. Betterley terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Betterley that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Betterley’s base salary without his consent, or CSI’s failure to provide Mr. Betterley the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Betterley is required to execute a release of claims agreement in favor of CSI. Mr. Betterley must have been continuously employed by CSI for six months to be eligible to receive any severance benefits.
Employment Agreements with Other New CSI Executive Officers
     All other new CSI executive officers are party to CSI-MN’s standard form of employment agreement. The current base salaries for these new CSI executive officers are as follows:

Name	Base Salary
James E. Flaherty	$233,000
Robert J. Thatcher	$250,000

Executive Officer Cash Incentive Compensation Plan
     On February 25, 2009, CSI’s board of directors adopted CSI-MN’s executive officer cash incentive compensation plan applicable to the six-month period ended June 30, 2009.
     This plan conditions the payment of incentive compensation to all participants upon CSI’s achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts are split evenly between these two goals. None of CSI’s officers is subject to individual goals under this plan. No plan participant will receive a bonus unless CSI achieves certain minimum adjusted EBITDA goals. Target bonus levels as a percentage of base salary for the six-month period are 75% for the President and Chief Executive Officer and 50% for the other executive officers. Depending upon CSI’s performance against the goals, participants are eligible to earn 50% to 200% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the board, the participants would receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the board, with no maximum payout set under the plan. The plan criteria are the same for all of the executive officers. This plan is designed to reward the executive officers for achieving and surpassing the financial goals set by the compensation committee and board of directors.
Related Party Transactions Involving New CSI Executive Officers and Directors
     Described below are any transactions or series of transactions occurring since the beginning of 2008 to which either Replidyne or CSI-MN was a party in which:
•	the amounts involved exceeded or will exceed $120,000; and
•	a person who has been newly appointed to serve as a director or executive officer of CSI, or any member of such person’s immediate family, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
     CSI-MN was party to an investors’ rights agreement, which provided that holders of its convertible preferred stock had the right to demand that it file a registration statement or request that its shares be covered by a registration statement that it was otherwise filing. Certain related parties of CSI-MN, and now CSI, were parties to this investor rights agreement. This agreement was terminated upon the consummation of the merger in accordance with the preferred stockholder conversion agreement described below.
Stockholders Agreement
     CSI-MN was party to a stockholders agreement, which provided that holders of its convertible preferred stock had the right to elect up to two directors to its board of directors, to maintain a pro rata interest in CSI-MN through participation in offerings that occurred before CSI-MN become a public company, and to force other parties to the agreement to vote in favor of significant corporate transactions such as a consolidation, merger, sale of substantially all of the assets of CSI-MN or sale of more than 50% of CSI-MN’s voting capital stock. In addition, the stockholders agreement placed certain transfer restrictions upon CSI-MN stockholders that were parties to the agreement. Certain related parties of CSI-MN, and now CSI, were parties to this stockholders agreement. This stockholders agreement terminated upon the conversion of all CSI-MN preferred stock into CSI-MN common stock immediately prior to the effective time of the merger.
Preferred Stockholder Conversion Agreement
     Concurrently with the execution of the Merger Agreement, the holders of approximately 68% of CSI-MN’s outstanding preferred stock, calculated on an as-converted to common stock basis, entered into an agreement with CSI-MN pursuant to which all outstanding shares of CSI-MN preferred stock were automatically converted into shares of CSI-MN common stock, effective as of immediately prior to the effective time of the merger. Parties to this agreement include entities affiliated with John Friedman and Glen Nelson, two of CSI’s new directors. In consideration of the agreement of such stockholders, CSI-MN issued to the holders of CSI-MN preferred stock warrants to purchase 3,500,000 shares of CSI-MN common stock at an exercise price of $5.71 per share, pro rata to each such holder based on its percentage of the outstanding shares of CSI-MN preferred stock on an as-converted to common stock basis. Pursuant to the terms of this agreement, immediately prior to the closing of the merger, CSI-MN issued to the holders of CSI-MN preferred stock five-year warrants to purchase 3,499,877 shares of CSI-MN common stock (equivalent to a total of 2,264,264 shares of CSI common stock based on the conversion ratio set forth in the Merger Agreement) at an exercise price of $5.71 per share (equivalent to $8.83 per share based on the conversion ratio set forth in the Merger Agreement), pro rata to each such holder based on its percentage of the outstanding shares of CSI-MN preferred stock on an as-converted to common stock basis. Due to their ownership of CSI-MN preferred stock, the following CSI executive officers and directors received a portion of those warrants: Robert Thatcher, Brent Blackey, and Gary Petrucci. Additionally, certain entities affiliated with John Friedman and Glen Nelson also received a portion of the warrants.
Indemnification of Directors and Officers
     Immediately following the effective time of the merger, on February 25, 2009, CSI approved indemnification agreements with the new CSI directors and executive officers who were formerly directors and executive officers of CSI-MN. These agreements provide for the indemnification of and advancement of expenses for the directors and executive officers of CSI for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were directors or officers of CSI.
Other Transactions
     CSI assumed CSI-MN’s loan and security agreement with Silicon Valley Bank, as described in Item 1.01 of this Current Report on Form 8-K. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of CSI’s affiliates. One of CSI’s directors and one entity affiliated with one of CSI’s directors agreed to act as guarantors of these term loans. Those guarantors are Glen Nelson, who is guaranteeing $1.0 million, and Easton Capital Investment Group, which is guaranteeing $2.0 million. CSI’s director John Friedman is the Managing Partner of Easton Capital Investment Group. In consideration for guaranteeing the investor guaranty line of credit, CSI-MN issued the guarantors warrants to purchase shares of its common stock at an exercise price of $6.00 per share in the following amounts: Easton Capital Investment Group, 166,667 shares, and Glen Nelson, 83,333 shares, which warrants were assumed by CSI in the merger and are exercisable for an aggregate of 296,539 shares of CSI common stock at an exercise price of $9.28 per share. These warrants are immediately exercisable and have terms of five years.
     CSI-MN granted stock options to its executive officers and certain of its directors, which were assumed by CSI as of the effective time of the merger. See “Equity Incentive Plan and Awards — Outstanding CSI-MN Equity Incentive Awards” and “— Post-Merger Awards to New Officers and Directors” below for a summary of the outstanding awards.
Equity Incentive Plan and Awards
2007 Equity Incentive Plan
     Immediately prior to the merger, the only plan being used by CSI-MN to grant equity incentive awards was the CSI-MN 2007 Equity Incentive Plan (the “2007 Plan”). On February 24, 2009, Replidyne’s stockholders approved the assumption of the 2007 Plan, and on February 25, 2009, the CSI board of directors amended and restated the 2007 Plan and adopted the forms of agreement under the 2007 Plan. As of February 25, 2009 there were 1,396,458 options and 601,856 restricted stock awards outstanding under the 2007 Plan.

     CSI-MN’s board of directors adopted the 2007 Plan in October 2007 and approved certain amendments to the 2007 Plan in November 2007, and its stockholders approved the 2007 Plan in December 2007. The 2007 Plan became effective on the date of board approval. Incentive stock options may be granted pursuant to the 2007 Plan until October 2017 and other awards may be granted under the plan until the 2007 Plan is discontinued or terminated by the administrator.
     Equity Awards. The 2007 Plan permits the granting of incentive stock options, nonqualified options, restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to employees, officers, consultants and directors.
     Share Reserve. The aggregate number of shares of CSI common stock issuable pursuant to stock awards under the 2007 Plan is 2,509,969. The number of shares of CSI common stock reserved for issuance will automatically increase on the first day of each fiscal year, beginning on July 1, 2009, and ending on July 1, 2017, by the lesser of (i) 970,500 shares, (ii) 5% of the outstanding shares of common stock on such date or (iii) a lesser amount determined by the board of directors.
     Under the 2007 Plan, no person may be granted equity awards intended to qualify as performance-based compensation covering more than 64,700 shares of CSI common stock during any calendar year pursuant to stock options, stock appreciation rights, restricted stock awards or restricted stock unit awards.
     If any awards granted under the 2007 Plan expire or terminate prior to exercise or otherwise lapse, or if any awards are settled in cash, the shares subject to such portion of the award are available for subsequent grants of awards. Further, shares of stock used to pay the exercise price under any award or used to satisfy any tax withholding obligation attributable to any award, whether withheld by CSI or tendered by the participant, will continue to be reserved and available for awards granted under the 2007 Plan.
     The total number of shares and the exercise price per share of common stock that may be issued pursuant to outstanding awards under the 2007 Plan are subject to adjustment by the board of directors upon the occurrence of stock dividends, stock splits or other recapitalizations, or because of mergers, consolidations, reorganizations or similar transactions in which CSI receive no consideration. CSI’s board of directors may also provide for the protection of plan participants in the event of a merger, liquidation, reorganization, divestiture (including a spin-off) or similar transaction.
     Administration. The 2007 Plan may be administered by CSI’s board of directors or a committee appointed by the board. Any committee appointed by the board to administer the 2007 Plan shall consist of at least two “non-employee” directors (as defined in Rule 16b-3, or any successor provision, of the General Rules and Regulations under the Securities Exchange Act of 1934). The plan administrator has broad powers to administer and interpret the 2007 Plan, including the authority to (i) establish rules for the administration of the 2007 Plan, (ii) select the participants in the 2007 Plan, (iii) determine the types of awards to be granted and the number of shares covered by such awards, and (iv) set the terms and conditions of such awards. All determinations and interpretations of the plan administrator are binding on all interested parties.
     CSI’s board of directors may terminate or amend the 2007 Plan, except that the terms of award agreements then outstanding may not be adversely affected without the consent of the participant. CSI’s board of directors may not amend the 2007 Plan to materially increase the total number of shares of CSI common stock available for issuance under the 2007 Plan, materially increase the benefits accruing to any individual, decrease the price at which options may be granted, or materially modify the requirements for eligibility to participate in the 2007 Plan without the approval of CSI stockholders if such approval is required to comply with the Code or other applicable laws or regulations.
     Stock Options. Options granted under the 2007 Plan may be either “incentive” stock options within the meaning of Code Section 422 or “nonqualified” stock options that do not qualify for special tax treatment under Code Section 422. No incentive stock option may be granted with a per share exercise price less than the fair market value of a share of the underlying common stock on the date the incentive stock option is granted. Unless otherwise determined by the plan administrator, the per share exercise price for nonqualified stock options granted under the 2007 Plan also will not be less than the fair market value of a share of CSI common stock on the date the nonqualified stock option is granted.

     The period during which an option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise is set by the administrator. An incentive stock option generally may not be exercisable more than ten years from the date of grant.
     Participants generally must pay for shares upon exercise of options with cash, certified check or CSI common stock valued at the stock’s then fair market value. Each incentive option granted under the 2007 Plan is nontransferable during the lifetime of the participant. A nonqualified stock option may, if permitted by the plan administrator, be transferred to certain family members, family limited partnerships and family trusts.
     The plan administrator may, in its discretion, modify or impose additional restrictions on the term or exercisability of an option. The plan administrator may also determine the effect that a participant’s termination of employment with CSI or a subsidiary may have on the exercisability of such option. The grants of stock options under the 2007 Plan are subject to the plan administrator’s discretion.
     Tax Limitations on Stock Options. ”Nonqualified” stock options granted under the 2007 Plan are not intended to and do not qualify for favorable tax treatment available to “incentive” stock options under Code Section 422. Generally, no income is taxable to the participant (and CSI is not entitled to any deduction) upon the grant of a nonqualified stock option. When a nonqualified stock option is exercised, the participant generally must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. CSI normally will receive a deduction equal to the amount of compensation the participant is required to recognize as ordinary income and must comply with applicable tax withholding requirements.
     “Incentive” stock options granted pursuant to the 2007 Plan are intended to qualify for favorable tax treatment to the participant under Code Section 422. Under Code Section 422, a participant realizes no taxable income when the incentive stock option is granted. If the participant has been an employee of CSI or any subsidiary at all times from the date of grant until three months before the date of exercise, the participant will realize no taxable income when the option is exercised. If the participant does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, the participant may sell the shares and report any gain as capital gain. CSI will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option, but may be required to comply with applicable withholding requirements. If the participant should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the participant will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of CSI common stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, CSI will be entitled to a tax deduction equal to the amount recognized by the participant as ordinary income. The foregoing discussion ignores the impact of the alternative minimum tax, which may particularly be applicable to the year in which an incentive stock option is exercised.
     Stock Appreciation Rights. A stock appreciation right may be granted independent of or in tandem with a previously or contemporaneously granted stock option, as determined by the plan administrator. Generally, upon the exercise of a stock appreciation right, the participant will receive cash, shares of common stock or some combination of cash and shares having a value equal to the excess of (i) the fair market value of a specified number of shares of CSI common stock, over (ii) a specified exercise price. If the stock appreciation right is granted in tandem with a stock option, the exercise of the stock appreciation right will generally cancel a corresponding portion of the option, and, conversely, the exercise of the stock option will cancel a corresponding portion of the stock appreciation right. The plan administrator will determine the term of the stock appreciation right and how it will become exercisable. A stock appreciation right may not be transferred by a participant except by will or the laws of descent and distribution.
     Restricted Stock Awards and Restricted Stock Unit Awards. The plan administrator is also authorized to grant awards of restricted stock and restricted stock units. Each restricted stock award granted under the 2007 Plan shall be for a number of shares as determined by the plan administrator, and the plan administrator, in its discretion, may also establish continued employment, achievement of performance criteria, vesting or other conditions that must be satisfied for the restrictions on the transferability of the shares and the risks of forfeiture to lapse. Each restricted stock unit represents the right to receive cash or shares of CSI common stock, or any combination thereof, at a future date, subject to continued employment, achievement of performance criteria, vesting or other conditions as determined by the plan administrator.
     If a restricted stock award or restricted stock unit award is intended to qualify as “performance-based compensation” under Code Section 162(m), the risks of forfeiture shall lapse based on the achievement of one or more performance objectives established in writing by the plan administrator in accordance with Code Section 162(m) and the applicable regulations. Such performance objectives shall consist of any one, or a combination of, (i) revenue, (ii) net income, (iii) earnings per share, (iv) return on equity, (v) return on assets, (vi) increase in revenue, (vii) increase in share price or earnings, (viii) return on investment, or (ix) increase in market share, in all cases including, if selected by the plan administrator, threshold, target and maximum levels.
     Performance Share Awards and Performance Units Awards. The plan administrator is also authorized to grant performance share and performance unit awards. Performance share awards generally provide the participant with the opportunity to receive shares of CSI common stock and performance units generally provide recipients with the opportunity to receive cash awards, but only if certain performance criteria are achieved over specified performance periods. A performance share award or performance unit award may not be transferred by a participant except by will or the laws of descent and distribution.
Prior CSI-MN Equity Plans
     In addition to the 2007 Plan, prior to the merger CSI-MN also adopted a 2003 Stock Option Plan and 1991 Stock Option Plan (collectively, the “Prior Equity Plans”). As a result of the merger, CSI assumed all outstanding option agreements under the Prior Equity Plans, but did not assume the Prior Equity Plans themselves.
     2003 Stock Option Plan. The CSI-MN board of directors adopted the 2003 Stock Option Plan (the “2003 Plan”), in May 2003, and the CSI-MN shareholders approved the 2003 Plan in November 2003, in order to provide for the granting of stock options to CSI-MN employees, directors and consultants. The 2003 Plan permitted the granting of incentive stock options meeting the requirements of Section 422 of the Code, and also nonqualified options, which do not meet the requirements of Section 422. Under the 2003 Plan, 3,800,000 shares of CSI-MN common stock were reserved for issuance pursuant to options granted under the 2003 Plan and approved by the board of directors in February 2005 and August 2006 and shareholders in March 2005 and October 2006.
     The 2003 Plan was administered by the CSI-MN board of directors. The 2003 Plan gave broad powers to the CSI-MN board of directors to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.
     Incentive stock options were permitted to be granted pursuant to the 2003 Plan through May 20, 2013, ten years from the date the CSI-MN board of directors adopted the 2003 Plan. Nonqualified stock options could be granted pursuant to the 2003 Plan until the 2003 Plan was terminated by the CSI-MN board of directors. In the event of a sale of substantially all of CSI-MN’s assets or in the event of a merger, exchange, consolidation, or liquidation, the CSI-MN board of directors was authorized to terminate the 2003 Plan. As of February 25, 2009 there were 2,203,009 options outstanding under the 2003 Plan, and no further shares will be issued under the 2003 Plan.
     1991 Stock Option Plan. The CSI-MN 1991 Stock Option Plan (the “1991 Plan”), was adopted by the CSI-MN board of directors in July 1991. Under the 1991 Plan, 750,000 shares of CSI-MN common stock were reserved for option grants. With the creation of the 2003 Plan, no additional options were granted under the 1991 Plan. As of February 25, 2009, there were options outstanding under the 1991 Plan to purchase an aggregate of 31,451 shares of common stock.
Outstanding CSI-MN Equity Incentive Awards
     At the effective time of the merger, all options to purchase CSI-MN common stock and all CSI-MN restricted stock outstanding at the time of the merger were assumed by CSI. Options outstanding were issued pursuant to CSI-MN’s 1991 Stock Option Plan, 2003 Stock Option Plan and 2007 Equity Incentive Plan, and a small quantity of option agreements were issued outside of any plan. All restricted stock was issued pursuant to CSI-MN’s 2007 Equity Incentive Plan. At the effective time of the merger, each option became an option to acquire that number of shares of CSI common stock equal to the product obtained by multiplying the number of shares of CSI-MN common stock subject to such option by 0.647, rounded down to the nearest whole share of CSI common stock, and each such option has a purchase price per share of CSI common stock equal to the quotient obtained by dividing the per share purchase price of CSI-MN common stock subject to such option by 0.647, rounded up to the nearest whole cent. At the effective time of the merger, each share of restricted stock was converted into the right to receive 0.647 shares of CSI common stock.
     The following executive officers and directors of CSI were granted stock options to purchase shares of CSI-MN common stock prior to the merger. The number of shares of CSI common stock issuable pursuant to these option grants and the exercise price, as adjusted for the merger, is set forth opposite such executive officer’s and director’s name in the following table. The options will remain subject to the terms and conditions of the applicable CSI-MN plan pursuant to which they were granted and the stock option agreements between CSI-MN and each director and executive officer.

Name	Grant Date	CSI Option Shares	Exercise Price
David L. Martin(1)	7/17/06	71,170	$8.83
	8/15/06	38,820	$8.83
	2/15/07	349,380	$8.83
	6/12/07	90,580	$7.90
	12/12/07	242,625	$12.15

James E. Flaherty(2)	11/16/04	4,852	$9.28
	7/01/05	16,175	$12.37
	11/08/05	7,764	$12.37
	12/19/06	9,381	$8.83
	4/18/07	25,233	$8.83
	8/07/07	22,645	$7.90
	12/12/07	32,350	$12.15

Robert J. Thatcher(2)	10/17/05	64,700	$12.37
	12/19/06	7,764	$8.83
	4/18/07	29,762	$8.83
	8/07/07	22,645	$7.90
	12/12/07	32,350	$12.15

Brent G. Blackey(3)	10/09/07	38,820	$7.90
	10/09/07	6,470	$7.90

John H. Friedman(4)	8/15/06	38,820	$8.83
	10/09/07	4,321	$7.90
	11/13/07	15,088	$11.38

Geoffrey O. Hartzler(5)	12/01/04	12,940	$9.28
	12/01/05	9,705	$12.37
	12/19/06	12,940	$8.83
	10/09/07	15,087	$11.38
	10/09/07	4,322	$7.90
	2/14/08	74,281	$13.98

Name	Grant Date	CSI Option Shares	Exercise Price
Roger J. Howe(5)	12/01/04	12,940	$9.28
	12/01/05	9,705	$12.37
	12/19/06	12,940	$8.83
	10/09/07	15,088	$11.38
	10/09/07	4,321	$7.90
	12/31/07	121,490	$12.15

Glen D. Nelson(5)	12/01/04	6,470	$9.28
	12/01/05	9,705	$12.37
	12/19/06	12,940	$8.83
	10/09/07	4.322	$7.90
	11/13/07	15,087	$11.38

Gary M. Petrucci(5)	12/01/04	12,940	$9.28
	12/01/05	9,705	$12.37
	12/19/06	19,410	$8.83
	10/09/07	4,321	$7.90
	11/13/07	24,793	$11.38
	12/31/07	236,906	$12.15

(1)	The July 2006 options vest at the rate of 3,235 shares per month starting on August 17, 2006. The August 2006 and June 2007 options vest at the rate of one-third per year starting on the first anniversary of the grant date. The February 2007 options vest at the rate of 9,705 shares per month starting March 15, 2007. The December 2007 options provide for vesting of 50% of the options on February 25, 2010 and 50% of the options on February 25, 2011.

(2)	All option awards vest at the rate of one-third per year starting on the first anniversary of the grant date, except for the grants made on December 12, 2007, which vest to the extent of 50% of the options on February 25, 2010 and 50% of the options on February 25, 2011.

(3)	The larger option award vests at the rate of one-third per year starting on the first anniversary of the grant date, and the smaller award vested immediately on the grant date.

(4)	All option awards vested immediately on the grant date, except for the grant made on August 15, 2006, which vests at the rate of one-third per year starting on the first anniversary of the grant date.

(5)	All option awards vested immediately on the grant date.
     In addition, pursuant to the terms of his employment agreement, Mr. Betterley received 75,000 shares of CSI-MN restricted stock under the CSI-MN 2007 Equity Incentive Plan, which shares vest ratably in three annual installments, beginning on April 14, 2009. As a result of the merger, these shares were converted into 48,525 shares of CSI common stock, subject to the same terms and conditions of the restricted stock agreement between CSI-MN and Mr. Betterley.
Post-Merger Awards to New Officers and Directors
     On March 2, 2009, CSI’s board of directors granted CSI’s new executive officers the following stock option awards under the 2007 Plan:

Name	Number of Option Shares
David L. Martin	32,350
Laurence L. Betterley	14,234
James E. Flaherty	11,646
Robert J. Thatcher	11,646
Each option award has an exercise price equal $8.75 per share, the closing price of CSI’s common stock on the date of grant, vests at the rate of one-half per year on the first and second anniversaries of the date of grant and expires on March 1, 2019.
     On March 2, 2009, CSI’s board of directors awarded CSI’s directors the following restricted stock units under its 2007 Equity Incentive Plan:

Name	Number of Restricted Stock Units
Brent G. Blackey	5,714
Edward Brown	3,977
John H. Friedman	5,714
Geoffrey O. Hartzler	5,714
Roger J. Howe	5,714
Augustine Lawlor	3,977
Glen D. Nelson	5,714
Gary M. Petrucci	5,714
Each restricted stock unit represents the right to receive a payment from CSI equal in value to the market price per share of CSI common stock on the date of payment, and shall be payable in cash beginning six months following the termination of each director’s board membership.

Amendment to 2006 Employee Stock Purchase Plan
     On February 24, 2009, Replidyne’s stockholders approved (i) an increase to the maximum number of shares of Replidyne common stock authorized for issuance under the Replidyne 2006 Employee Stock Purchase Plan (“ESPP”) by an additional 161,500 shares and (ii) an amendment to the “evergreen” provisions of the ESPP to provide that on July 1st of each year, beginning with July 1, 2009, the share reserve under the ESPP automatically will be increased by a number of shares equal to the lesser of (A) one percent (1.0%) of the total number of shares of Replidyne common stock outstanding on such date, or (B) 180,000 shares, unless the board of directors designates a smaller number of shares.
Payments to Former Replidyne Officers
     CSI made payments to certain of Replidyne’s former officers pursuant to the terms of their employment agreements and certain retention bonus agreements at the time the merger closed. Certain of these payments were triggered as a result of the officers’ termination for cause at the time of the merger, and other payments were triggered by the consummation of the merger. The information set forth in Item 1.02 of this Current Report on Form 8-K under the heading “Termination of Replidyne Officers” is incorporated herein by reference.
     In addition, in connection with the merger closing, CSI paid Nebojsa Janjic, Replidyne’s former chief scientific officer, a bonus in the amount of $50,000 pursuant to the terms of the separation agreement between Dr. Janjic and Replidyne dated December 8, 2008.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Amendments to Articles of Incorporation and Bylaws
     The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.
Change in Fiscal Year
     For accounting purposes, CSI-MN is deemed to have acquired Replidyne pursuant to the transactions contemplated by the Merger Agreement, and the historical financial statements of CSI-MN are considered to be the historical financial statements of CSI after the merger. The CSI board of directors approved, effective February 25, 2009, a change in CSI’s fiscal year from December 31 to June 30 to correspond with the periods of the Company’s post-merger historical financial statements.
     On February 24, 2009, Replidyne filed its Annual Report on Form 10-K for the year ended December 31, 2008, and on February 13, 2009, CSI-MN filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2008; therefore, no report covering a transition period will be filed by CSI as a result of this change in fiscal year.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
     Following the closing of the merger, on February 25, 2009, the CSI board of directors replaced Replidyne’s Code of Business Conduct and Ethics with CSI-MN’s former Code of Ethics and Business Conduct. The new code and old code address the same topics, but because CSI’s post-merger officers and employees are comprised entirely of former CSI-MN officers and employees, the board of directors believes it will be most efficient to adopt and implement the former CSI-MN code.
     The new CSI Code of Ethics and Business Conduct is filed as Exhibit 14.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.
     On February 25, 2009, CSI issued a press release announcing the completion of the merger. The press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
     (a) Financial Statements of Businesses Acquired.
     The CSI-MN financial statements required by this Item are filed as Exhibit 99.2 and 99.3 to this Current Report on Form 8-K and are incorporated herein by reference.
     (b) Pro Forma Financial Information.
     The pro forma financial information required by this Item is filed as Exhibit 99.4 to this Current Report on Form 8-K and is incorporated herein by reference.
     (d) Exhibits.

Exhibit Number	Description of Document

3.1	Amendment to Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

4.1	Specimen Common Stock Certificate.

4.2	Form of Cardiovascular Systems, Inc. common stock warrant issued to former preferred stockholders.

14.1	Code of Ethics and Business Conduct.

16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated February 27, 2009.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Cardiovascular Systems, Inc.

99.1	Press Release of Cardiovascular Systems, Inc. dated as of February 25, 2009.

99.2	Cardiovascular Systems, Inc. Consolidated Financial Statements for the three months ended September 30, 2008 and twelve months ended June 30, 2008 and 2007.

99.3	Cardiovascular Systems, Inc. Consolidated Financial Statements for the three and six months ended December 31, 2008 and 2007.

99.4	Unaudited Pro Forma Condensed Combined Financial Statements.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 3, 2009

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Amendment to Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

4.1	Specimen Common Stock Certificate.

4.2	Form of Cardiovascular Systems, Inc. common stock warrant issued to former preferred stockholders.

14.1	Code of Ethics and Business Conduct.

16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated February 27, 2009.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Cardiovascular Systems, Inc.

99.1	Press Release of Cardiovascular Systems, Inc. dated as of February 25, 2009.

99.2	Cardiovascular Systems, Inc. Consolidated Financial Statements for the three months ended September 30, 2008 and twelve months ended June 30, 2008 and 2007.

99.3	Cardiovascular Systems, Inc. Consolidated Financial Statements for the three and six months ended December 31, 2008 and 2007.

99.4	Unaudited Pro Forma Condensed Combined Financial Statements.